EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
China Nepstar Chain Drugstore Ltd.
We consent to the incorporation by reference in the registration statement (No. 333-147702) on Form S-8 of China Nepstar Chain Drugstore Ltd. of our reports dated April 30, 2010, with respect to the consolidated balance sheets of China Nepstar Chain Drugstore Ltd. as of December 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of China Nepstar Chain Drugstore Ltd.
Our report on the consolidated financial statements refers to a change in accounting policy for noncontrolling interests as required by Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (included in FASB ASC Subtopic 810-10, “Consolidation-Overall”), effective as of January 1, 2009.

/s/ KPMG

Hong Kong, China
April 30, 2010